Exhibit 10.1

April 27, 2022

John C. Griffith
41 Whittredge Road
Summit, NJ 07901

Dear John:

On behalf of American Water Works Service Company, Inc., I am pleased to offer you the full-time position of Executive Vice President, Chief Financial Officer, reporting to M. Susan Hardwick, President and CEO, at our Camden, New Jersey headquarters office.  The anticipated start date of your new position will be Monday, May 16, 2022.  We are confident that you will find this new role to be personally rewarding and one in which you can make significant contributions to the company.  The terms of this offer letter are subject to the recommendation of the Executive Development & Compensation Committee and the approval of the American Water Board of Directors.

Safety, trust, teamwork, high performance, and environmental leadership define our culture – a culture where every employee feels valued and lives up to his or her potential. Creating an environment where differences are embraced and where every person feels engaged and included makes us safer, stronger, and more successful.  We believe that our success is based upon our employees having a vested interest in our business. As a part of our team, you will be tasked with helping make a great company even better – in doing so, you will be rewarded for your contributions. The following is our offer to you:

Base Salary:  Your annual salary will be approximately $725,000.00, which will be paid on a bi-weekly basis in accordance with American Water's standard payroll practices. The salary level for your position is 95. Your job performance will be reviewed annually as part of our performance management process, and you may be eligible for a merit increase in 2023.

APP: You are eligible to participate in American Water's Annual Performance Plan with a target award amount equal to 100% of your annual base salary. For 2022 you will be eligible for a pro-rated APP payout based on your date of hire. Awards from the Annual Performance Plan are based on several factors including company performance and attainment of individual performance objectives, and payments may be higher or lower than target.

LTPP: You are eligible to participate in the American Water Long Term Performance Plan (LTPP) and will receive a target opportunity with a fair value equal to 250% of your base salary as of grant date. Your 2022 LTPP grant will be issued and valued as of your date of hire, subject to approval of the Executive Development & Compensation Committee. This grant will reflect a full view grant, and as such, will not be prorated to reflect your start date of May 16, 2022. For reference purposes, awards are currently granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the “Plan”) and related grant documents, in the form of restricted stock units and performance stock units, as follows: 30% Restricted Stock Units, 35% performance stock units based on TSR ranking and 35% performance stock units based on an internal measure determined by the Committee. In the event of any conflict between your offer letter and the terms of the award grant documents and the Plan, the terms of the award documents and the Plan will govern. Please note that all employees in salary levels 70 and above are subject to the Company’s Executive Stock Ownership Guidelines and Stock Retention Requirements, and you will be required to hold Company stock with a value of 3 times your base salary by May 16, 2027.

In addition, for so long as you remain CFO, equity awards granted to you on and after the date of this offer letter would include specific post-retirement continued vesting provisions applicable to that position. Under these provisions, if you remain CFO for at least three (3) consecutive years (beginning on the date your appointment as EVP and CFO is effective), your equity awards will continue to vest over the normal vesting schedule of the award following a separation of service based upon either normal retirement or early retirement, as follows:

In the event of a normal retirement, defined as having attained age 60 and five years of service, the award will continue to vest in full; and
In the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of the award will continue to vest.

John C. Griffith
April 27, 2022

Benefits: American Water offers a competitive benefits program for you and your eligible dependents. An outline of our benefits is attached for your review. Our benefit plans include medical, prescription drug, dental, vision, flexible spending accounts (Health and Dependent Care), employer paid life/disability insurance, voluntary life insurance, Healthy Solutions incentive based wellness program, employee assistance program and educational assistance. Your enrollment is effective the 1" day of the month after your hire date.
Defined Contribution Plan:  You will be eligible to participate in the 401{k) Savings Plan and Defined Contribution plans effective the date of hire. Approximately one week after your hire date, you will receive a letter from Empower advising that you will be automatically enrolled into the plan at a 3% contribution level. If you do not enroll on your own, the automatic enrollment will take place 30 days from the date of the letter. You can stop or change your contribution percentage at any time.
American Water contributes on your behalf an amount equal to 5.25% of your base salary or hourly pay, regardless of whether you chose to make contributions to the 401(k) Plan. Your Defined Contributions will be invested in the same funds as you direct your 401(k) contributions to be invested. If you do not select an investment option, your account balance will be invested in the Vanguard Target Retirement Funds based on when you would attain age 65.
Non-Qualified Deferred Compensation: You will also be eligible to participate in our Non-Qualified Deferred Compensation Plan beginning in 2023, based on annual enrollment in December. The Company may make Employer Matching and Defined Contribution Account contributions as soon as administratively practicable after the end of the applicable plan year. Under the Non-Qualified Deferred Compensation Plan, Employer Matching contributions are immediately vested; Defined Contribution Account contributions will generally vest after five years of service.
Additional Considerations: You will receive a sign-on bonus of $950,000, within the first 30 days of your continuous employment, subject to applicable withholdings. This bonus is subject to repayment in full if you voluntarily leave the company prior to one year of service.
Relocation: You will be eligible for relocation benefits under American Water's relocation policy according to the parameters of our policy and eligibility criteria as set forth by the IRS. You will be required to sign a Relocation Services Payback Agreement stating that if an employee resigns within 24 months of the effective date of their relocation, they are required to reimburse the relocation expenses to the Company on a pro-rated basis. The terms are confidential between you and American Water. You have elected to receive in cash the lump sum value of the relocation plan in lieu of the services, which has a value of $120,000. That payment will be made to you within 30 days of your start date and is subject to all applicable withholdings.

Holidays/Vacation: You will be eligible for 25 days of paid vacation, 6 floating holidays and 8 fixed holidays per calendar year. Your time will be pro-rated for 2022.
Sick Days: You are eligible for 10 sick days annually. For the balance of 2022, you will be eligible for 10 sick days.
Executive Severance Policy: You will be an eligible participant under the executive severance policy which provides severance benefits to certain executives whose employment is involuntarily terminated by American Water for reasons other than cause, and other than in connection with a change of control. A copy of the Executive Severance policy has been provided with this offer.

Mr. John Griffith
April 27, 2022

Change of Control Severance Policy: You will be an eligible participant under the Change of Control Severance Policy which provides severance benefits to certain executives whose employment is involuntarily terminated for reasons other than. cause or if the executive resigns from employment for Good Reason (as defined therein), and such termination occurs within a period beginning on the date a Change of Control is completed and ending 24 months thereafter
This offer is contingent upon the successful completion and results of both a background check and a drug screen as well as approvals by the Committee and the American Water Board of Directors. You will be receiving an email from our vendor, CareerBuilder, on behalf of American Water Careers, asking you to complete information for the background check and drug screen. Please complete this information as quickly as possible, and report for your drug screening within 48 hours.
Additionally, as part of our new hire process, you will be asked to complete a Form 1-9 in compliance with the Immigration Reform and Control Act after the offer acceptance or no later than the first date of hire. Please refer to this link-Click Here and follow the instructions. If you experience technical difficulty with this link, please contact your Recruiter.
Your signature below indicates your acceptance of our offer and the terms of employment with American Water. Please review all attachments and sign and return the Confidentiality and Intellectual Property Agreements with your offer letter.
As you will be a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter in an SEC filing. Your signature below indicates your acknowledgment of this requirement of your position.

Your signature below indicates your acceptance of our offer and the terms of employment with American Water. Please review, sign and return a copy of this promotion letter.

John, we wish you the best of luck in your new role and future opportunities with American Water!

Sincerely,

M. Susan Hardwick
President, CEO and CFO
American Water

cc:   Melanie Kennedy, Executive Vice President, Chief Human Resources Officer

I, John Griffith, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

________/s/ JOHN C. GRIFFITH__________________April 26, 2022_________________________________________
Signature                                                                                       Date